Exhibit 99.1

FOR RELEASE, Monday, March 21, 2005 2:00 p.m. Pacific Standard Time	For Further Information Contact: Kelly Masuda, Investor Relations (310) 893-7434 or kmasuda@kbhome.com Derrick Hall, Media Contact (310) 231-4142 or dmhall@kbhome.com

KB HOME REPORTS RECORD FIRST QUARTER 2005 RESULTS
Revenues Grow 21% to $1.64 Billion; Earnings Per Share Up 61% to $2.82
Net Orders Increase 23%; Backlog Units Up 40%; Backlog Value Increases 58% to $5.80 Billion
Company Raises 2005 Earnings Estimate to $15.75 Per Diluted Share

Los Angeles, CA, March 21, 2005 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced its financial results for the first quarter of 2005. Highlights include:

•	Total revenues increased 21% to $1.64 billion in the first quarter of 2005 from $1.35 billion in the year-earlier quarter. A larger volume of unit deliveries and a higher average selling price both contributed to the increase. Unit deliveries rose to 6,847 in the quarter, up 11% from the first quarter of 2004, despite severe weather conditions in the West. The average selling price of the Company’s homes increased 10% to $236,300 in the first quarter of 2005, up from $215,000 in the year-earlier quarter.

•	Net income jumped 65% to $122.7 million for the quarter ended February 28, 2005, up from $74.2 million for the same period of 2004. The sharp increase was driven by top-line revenue growth and improved operating margins in the Company’s homebuilding operations. Diluted earnings per share rose 61% to $2.82 in the first quarter of 2005, up from $1.75 in the first quarter of 2004.

•	The dollar value of the Company’s backlog increased 58% to $5.80 billion on 23,334 units at February 28, 2005, up from $3.67 billion on 16,660 units at February 29, 2004. Backlog expanded on a 23% increase in first quarter net orders to 9,901 in 2005 from 8,054 in 2004. All the Company’s geographic regions contributed to the quarter’s net order expansion and unit and dollar backlog growth.

•	KB Home raised its earnings estimate for 2005 to $15.75 per diluted share, up $1.25 from its previous estimate. The new estimate represents an increase of $4.35 or 38% from the Company’s 2004 diluted earnings per share of $11.40. The higher estimate reflects the Company’s strong first quarter financial performance, rising backlog levels and positive outlook for the remainder of 2005.

     “These strong financial results underscore the growth opportunities available to KB Home in the 36 major markets where we operate in the U.S. and in France and our organization’s increasing effectiveness in capitalizing on them,” said Bruce Karatz, chairman and chief executive officer. “Our robust net order growth and expanding backlog confirm the potential of our existing operations, many of which are positioned in markets where demand continues to outpace supply. We believe the possibilities for further growth in these markets remain great. We are well-positioned given our operational strengths and the strategic investments we have made in a geographically diverse land portfolio that is closely aligned with the wide assortment of products we offer to first-time, move-up, luxury and active-adult buyers.”

     Company-wide revenues increased 21% to $1.64 billion for the quarter ended February 28, 2005, up from $1.35 billion for the year-earlier quarter. This growth reflected a 22% increase in first quarter housing revenues to $1.62 billion, up from $1.33 billion in the year-earlier quarter, driven by rising unit delivery volume and a higher average selling price. While tempered by severe weather conditions in the West, unit deliveries rose 11% to 6,847 in the first quarter of 2005 from 6,196 in the first quarter of 2004. The Company’s overall average selling price of $236,300 in the first quarter of 2005 increased 10% compared to $215,000 in 2004, with all regions posting higher average selling prices than a year ago.

     Construction operating income rose 64% to $195.6 million in the first quarter of 2005 from $119.5 million in the year-earlier quarter, reflecting both increased revenues and an improved operating margin. The Company’s construction operating margin expanded 3.1 percentage points to 12.0%, up from 8.9% in the first quarter of 2004, as the housing gross margin grew 3.2 percentage points to 25.5% from 22.3%. Higher revenues and an improved operating margin boosted pretax income by 68% in the first quarter of 2005 to $186.0 million, up from $110.7 million in same quarter of 2004. Earnings per diluted share rose 61% to $2.82 in the current quarter, up from $1.75 in the year-earlier quarter, driven by higher pretax earnings that were partly offset by slight increases in the Company’s effective income tax rate and the average number of diluted shares outstanding.

     “Our first quarter performance sets the stage for what we believe will be another record year in 2005,” said Karatz. “We will continue to focus on our existing markets, where opportunity remains vibrant, leveraging our size and operating strengths to drive further earnings growth. We remain optimistic on our outlook for 2005 since we expect the healthy demand in our markets to continue to support our growth. The quality of our first quarter earnings along with the continued expansion in our backlog and favorable net order trends have bolstered our projections for the year, even if interest rates rise modestly as anticipated. As a result, we have raised our earnings estimate for 2005 to $15.75 per diluted share, an anticipated 38% increase over our 2004 diluted earnings per share of $11.40.”

     The Company generated 9,901 net orders for the quarter ended February 28, 2005, an increase of 23% from the 8,054 net orders posted for the first quarter of 2004. Net orders grew in each of the Company’s geographic regions during the period, driving backlog units up 40% on a year-over-year basis to 23,334 units at February 28, 2005. Backlog value rose to approximately $5.80 billion, up 58% from $3.67 billion a year ago. The substantial growth in backlog value occurred across all the Company’s geographic regions, with year-over-year increases ranging from 15% in the Central region to 131% in the Southeast region.

     “Our net order growth has exceeded 20% per quarter for the last five consecutive quarters, propelling our backlog to a new all-time high as of February 28, 2005,” said Karatz. “Our continued success in expanding our business and building our backlog provides greater earnings visibility and confidence in our outlook through the remainder of the year. We remain focused on operating our business in a disciplined manner with our objective of becoming investment grade, adhering to the principles of our business model, and creating value for our shareholders. As previously announced, our board of directors intends to declare a 2-for-1 split of our common stock next month. The split would be effected in the form of a 100% stock dividend and is subject to shareholder approval of an increase in the amount of our authorized shares. This action would be yet another exciting milestone for the Company, reflecting both the recent appreciation in our stock price and our positive expectations for the future.”

The Conference Call on the First Quarter 2005 Earnings will be broadcast live TOMORROW at 9:00 a.m. Pacific Standard Time, 12:00 p.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the largest homebuilders in France. In fiscal 2004, the Company delivered 31,646 homes in the United States and France. It also operates KB Home Mortgage Company, a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, changes in national, regional, local or general economic conditions, conditions in the capital, credit and homebuilding markets, material prices and availability, labor costs and availability, interest rates and the Company’s debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors (including weather, natural disasters or similar environmental events), government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, and the continued impact of terrorist activities and U.S. response, unanticipated violations of Company policy, unanticipated legal or regulatory proceedings or claims or other events outside of the Company’s control. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2004 and its other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company’s business. The Company does not have a specific policy or intent of updating or revising forward-looking statements.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended February 28, 2005 and February 29, 2004
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2005	2004
Total revenues	$1,636,120	$1,353,409

Construction:
Revenues	$1,628,493	$1,341,879
Costs and expenses	(1,432,873)	(1,222,400)

Operating income	195,620	119,479
Interest income	980	1,189
Interest expenses, net of amounts capitalized	(2,416)	(4,521)
Minority interests	(14,360)	(8,706)
Equity in pretax income of unconsolidated joint ventures	5,617	1,237

Construction pretax income	185,441	108,678

Mortgage banking:
Revenues:
Interest income	2,549	2,565
Other	5,078	8,965

	7,627	11,530
Expenses:
Interest	(1,683)	(1,063)
General and administrative	(5,341)	(8,437)

Mortgage banking pretax income	603	2,030

Total pretax income	186,044	110,708
Income taxes	(63,300)	(36,500)

Net income	$122,744	$74,208

Basic earnings per share	$3.06	$1.90

Diluted earnings per share	$2.82	$1.75

Basic average shares outstanding	40,097	39,157

Diluted average shares outstanding	43,548	42,356

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,	February 29,
	2005	2004	2004
ASSETS
Construction:
Cash and cash equivalents	$112,989	$190,660	$160,599
Receivables	457,159	513,974	432,569
Inventories	4,678,998	4,143,254	3,216,485
Investments in unconsolidated joint ventures	188,874	168,425	36,357
Deferred income taxes	213,015	217,618	162,360
Goodwill	249,080	249,313	238,211
Other assets	162,201	142,252	139,415

	6,062,316	5,625,496	4,385,996

Mortgage banking:
Cash and cash equivalents	49,959	43,536	68,578
Receivables	131,327	150,726	161,389
Other assets	15,965	16,198	12,603

	197,251	210,460	242,570

Total assets	$6,259,567	$5,835,956	$4,628,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$722,768	$749,050	$623,450
Accrued expenses and other liabilities	703,491	810,913	493,912
Mortgages and notes payable	2,389,073	1,975,600	1,565,706

	3,815,332	3,535,563	2,683,068

Mortgage banking:
Accounts payable and accrued expenses	62,158	45,025	35,266
Notes payable	59,665	71,629	125,747
Collateralized mortgage obligations secured by mortgage-backed securities	922	1,018	4,313

	122,745	117,672	165,326

Minority interests	133,207	127,040	98,429
Stockholders’ equity	2,188,283	2,055,681	1,681,743

Total liabilities and stockholders’ equity	$6,259,567	$5,835,956	$4,628,566

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2005 and February 29, 2004
(In Thousands — Unaudited)

	Three Months
	2005	2004
Construction Revenues:
Housing	$1,618,099	$1,331,972
Commercial	2,184	3,054
Land	8,210	6,853

Total	$1,628,493	$1,341,879

	Three Months
	2005	2004
Costs and Expenses:
Construction and land costs
Housing	$1,206,200	$1,034,741
Commercial	1,832	2,125
Land	4,343	6,202

Subtotal	1,212,375	1,043,068
Selling, general and administrative expenses	220,498	179,332

Total	$1,432,873	$1,222,400

	Three Months
	2005	2004
Interest Expenses:
Interest incurred	$41,196	$30,600
Interest capitalized	(38,780)	(26,079)

Interest expense	$2,416	$4,521

	Three Months
	2005	2004
Other Information:
Depreciation and amortization	$5,003	$5,233
Amortization of previously capitalized interest	16,063	15,720

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2005 and February 29, 2004
(Unaudited)

	Three Months
	2005	2004
Average Sales Price:
West Coast	$449,200	$389,300
Southwest	233,400	193,600
Central	151,500	149,000
Southeast	191,400	164,000
France	225,700	213,500

Total	$236,300	$215,000

	Three Months
	2005	2004
Unit Deliveries:
West Coast	1,095	1,106
Southwest	1,572	1,654
Central	1,873	1,658
Southeast	1,314	918
France	993	860

Total	6,847	6,196

Unconsolidated Joint Ventures:	210	143

	Three Months
	2005	2004
Net Orders:
West Coast	1,857	1,640
Southwest	2,140	2,023
Central	2,541	2,192
Southeast	1,841	1,254
France	1,522	945

Total	9,901	8,054

Unconsolidated Joint Ventures:	55	350

	February 28, 2005		February 29, 2004
	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog Data:
(Dollars in thousands)
West Coast	4,229	$1,878,556	3,175	$1,233,144
Southwest	5,120	1,200,915	4,232	827,151
Central	4,726	719,885	4,105	628,672
Southeast	4,807	997,926	2,568	432,713
France	4,452	1,006,152	2,580	552,120

Total	23,334	$5,803,434	16,660	$3,673,800

Unconsolidated Joint Ventures:	340	$60,370	728	$133,428